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                                                                      Exhibit 8

                            McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois 60606






                                              April 24, 1997


Pioneer Financial Services, Inc.
1750 East Golf Road
Schaumburg, Illinois  60173

     Re:  Pioneer Financial Services, Inc./Conseco, Inc.
          ----------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the merger (the "Merger") of Rock Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Conseco, Inc., an Indiana corporation ("Conseco") with and into Pioneer Financial Services, Inc. ("PFS"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of December 15, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     In formulating our opinion, we have examined the Agreement, the Joint Proxy Statement/Prospectus of PFS and Conseco substantially in the form to be delivered to their stockholders (the "Proxy Statement") and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Agreement,
(ii) the statements concerning the Merger set forth in the Proxy Statement, including the purposes of the parties for consummating the Merger, are accurate and complete, and (iii) the representations made to us by PFS and Conseco in connection with the Merger (in the form of officers' certificates dated April 23, 1997) are accurate.

     Based upon the foregoing, we are of the opinion that, for Federal income tax purposes:

     (i) The Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and PFS and Conseco will each be a party to the reorganization;

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Pioneer Financial Services, Inc.
April 24, 1997
Page 2




     (ii) No gain or loss will be recognized by PFS stockholders upon their exchange of PFS Common Stock for Conseco Common Stock, except that any PFS stockholder who receives cash proceeds in lieu of a fractional share interest in Conseco Common Stock will recognize gain or loss equal to the difference between such cash proceeds and the stockholder's tax basis in the fractional share interest, determined as provided below, and such gain or loss will constitute a capital gain or loss if such stockholder's PFS Common Stock is held as a capital asset at the Effective Time;

     (iii) The tax basis in the Conseco Common Stock (including any fractional share interest deemed received and exchanged for a cash payment) received by a PFS stockholder in exchange for PFS Common Stock will be the same as such stockholder's tax basis in the PFS Common Stock surrendered in exchange therefor; and

     (iv) The holding period of the Conseco Common Stock (including any fractional share interest deemed received and exchanged for a cash payment) received by a PFS stockholder will include the period during which the PFS Common Stock surrendered in exchange therefor was held (provided that such PFS Common Stock was held by such PFS stockholder as a capital asset at the Effective Time).

     The opinions set forth above do not apply to, and no opinion is expressed concerning, the tax consequences to any person who receives Conseco Common Stock (or options on Conseco Common Stock) for shares of PFS Common Stock (or options thereon) received by such person as compensation for services or upon the exercise of stock options or rights received therefor.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by Conseco under the Securities Act of 1933, as amended, and to the reference to our firm under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Proxy Statement that constitutes a part of the Registration Statement.

                                             Very truly yours,



                                             /s/ McDermott, Will & Emery